UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                                SEC File Number:
                                                       CUSIP NUMBER: 56468T 10 3

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING


(Check one): [ ] Form 10-K [_] Form 20-F [_] Form 11-K [_] Form 10-Q
             [X] Form N-SAR [_] Form N-CSR

        For Per[od Ended: June 30, 2005

        [_] Transition Report on Form 10-K
        [_] Transition Report on Form 20-F
        [_] Transition Report on Form 11-K
        [_] Transition Report on Form 10-Q
        [_] Transition Report on Form N-SAR

                           For the Transition Period
             Ended:________________________________________________

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

                         MANU FORTI GROUP INCORPORATED
                            Full Name of Registrant

                                 NOT APPLICABLE
                           Former Name if Applicable

     7770 Regents Road Suite 113-401             San Diego, CA 92122
   Address of Principal Executive Office       City, State and Zip Code
          (Street and Number)

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a)   The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

[_]   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
            Portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[_]   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Registrant was unable to file the Form 10-QSB for the quarter ended June 30, 2005, without unreasonable effort or expense. We were unable to get our filing reviewed in time to meet the 45 day filing deadline and complete and accurate Form 10-QSB by the original filing date.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

               Todd M. Pitcher                   858-518-1387
                 (Name)                  (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                           Yes  [X]   No [_]

The Registrant currently anticipates filing its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 by August 18, 2005.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                           Yes [_]    No [X]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          MANU FORTI GROUP INCORPORATED
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 8/15/2005                       By: /s/ Todd M. Pitcher
                                         -----------------------
                                         Name:  Todd M. Pitcher
                                         Title: Acting President, Director
                                                and Chief Financial Officer